EXHIBIT 99.1
                                                                    ------------



                                                                    17 June 2002


    Not for release, publication or distribution, in whole or in part, in or into Australia, Canada or Japan


RECOMMENDED PRE-CONDITIONAL CASH OFFER* TO BE MADE BY DEUTSCHE BANK ON BEHALF OF
      MDCP ACQUISITIONS, AN AFFILIATE OF MADISON DEARBORN PARTNERS, L.L.C.
                       FOR JEFFERSON SMURFIT GROUP PLC AND
       DISTRIBUTION OF JSG'S STAKE IN SMURFIT-STONE CONTAINER CORPORATION


- The Independent Directors of JSG and the board of MDCP Acquisitions announce that they have reached agreement on the terms of a recommended pre-conditional cash offer*, to be made by Deutsche Bank on behalf of MDCP Acquisitions, for the entire issued and to be issued share capital of JSG. The making of the Offer is pre-conditional on the receipt of certain irrevocable undertakings, as further described below.

- THE OFFER WILL BE TO ACQUIRE EACH JSG SHARE FOR (EURO)2.15 IN CASH. As an alternative to all or part of their cash entitlement under the Offer, certain JSG Shareholders may elect to receive the Loan Note Alternative.

- THE OFFER REPRESENTS A PREMIUM OF APPROXIMATELY 38 PER CENT. TO THE MARKET VALUE OF THE JSG SHARES (EXCLUDING SSCC) OF (EURO)1.56 PER JSG SHARE ON 1 MAY 2002, BEING THE BUSINESS DAY PRIOR TO THE ANNOUNCEMENT THAT JSG HAD RECEIVED AN APPROACH.

- IN ADDITION, JSG WILL PROCURE THE PRO RATA DISTRIBUTION DIRECTLY TO JSG SHAREHOLDERS AND JSG OPTIONHOLDERS OF JSG'S 29.3 PER CENT. SHAREHOLDING IN ITS US ASSOCIATE, SSCC, in exchange for cancellation of a portion of JSG's share capital pursuant to a reduction of capital (the "Spin-Off").

- The Spin-Off is subject to the Offer becoming or being declared unconditional in all respects, the approval of JSG Shareholders at the EGM and the approval of the Court. The Offer is conditional, inter alia, on the Spin-Off.

- As a result of the distribution, each JSG Shareholder will own 1 SSCC Share for every 16 JSG Shares they currently hold. Based on the average closing middle market price over the last 20 trading days of SSCC Shares of $16.68, JSG Shareholders would own approximately (euro)1.11 worth of SSCC Shares for each JSG Share they currently hold.

- ON THE BASIS OF THE ASSUMPTIONS ABOVE, JSG SHAREHOLDERS WOULD RECEIVE CASH AND SSCC SHARES WITH AN APPROXIMATE VALUE OF (EURO)3.26 PER JSG SHARE, VALUING ON THIS BASIS THE ENTIRE ISSUED AND TO BE ISSUED EXISTING ORDINARY SHARE CAPITAL OF JSG AT APPROXIMATELY (EURO)3.7 BILLION.

- The JSG Senior Management Team, comprising Dr. Michael Smurfit (Chairman and Chief Executive Officer), Gary McGann (Chief Operating Officer and Chief Executive Officer designate), Anthony Smurfit (Chief Executive, JSG Europe and Chief Operating Officer designate) and Ian Curley (Chief Financial Officer) will reinvest a significant proportion of their net cash proceeds under the Offer in MDCP Acquisitions plc. The opportunity to participate will be extended to certain other JSG managers. JSG Shareholders (excluding, inter alia, the Senior Management Team) will be asked at the EGM to approve these arrangements.

- The Independent Directors of JSG, having been so advised by UBS Warburg and IBI Corporate Finance, consider the MDP Proposal (being the Offer and the Spin-Off together) to be fair and reasonable from a financial point of view. In providing their advice, UBS Warburg and IBI Corporate Finance have taken account of the commercial assessments of the JSG Board.

- The Independent Directors of JSG consider the MDP Proposal to be in the best interests of shareholders as a whole and intend unanimously to recommend all JSG Shareholders to accept the Offer and vote in favour of the Spin-Off and Management Resolution, as they intend to do in respect of their shareholdings totalling 27,221,572 JSG Shares.

- The making of the Offer and the posting of the Offer Document is subject to the receipt by MDCP Acquisitions by 5.00 p.m. (Dublin time) on 17 June 2002 of irrevocable undertakings from JSG Shareholders representing 10.65 per cent. of the issued share capital of JSG.

- MDCP Acquisitions is a public unlimited company incorporated in Ireland and owned by investment funds affiliated with MDP. MDP is one of the largest and most experienced private equity investment firms in the United States.

- MDP and MDCP Acquisitions are being advised on the Offer and Spin-Off by Deutsche Bank who have also provided bank facilities to finance the Offer in full together with Merrill Lynch. MDP has also received financial advice from Merrill Lynch.

-    MDP's and MDCP Acquisitions' legal advisers are Kirkland & Ellis and Arthur
     Cox.

- The Independent Committee's legal advisers are William Fry and Wachtell, Lipton, Rosen and Katz.

     COMMENTING ON THE OFFER, JOHN CANNING, CHAIRMAN OF MDCP ACQUISITIONS AND PRESIDENT OF MDP SAID:

     "This transaction, our fifth in the paper and packaging industry, and our largest investment to date, underscores our ongoing commitment to this sector. Through our previous paper and packaging investments, we are well aware of the vision and leadership that JSG and its management team have brought to the industry. We are very much looking forward to working with this outstanding and committed management team."

     COMMENTING ON THE OFFER AND THE SPIN-OFF, MARTIN RAFFERTY, SENIOR NON-EXECUTIVE INDEPENDENT DIRECTOR SAID:

     "My colleagues and I have given this matter careful consideration. We have concluded that the Offer and the Spin-Off are in the best interests of JSG Shareholders as a whole and are fair and reasonable. We will be recommending JSG Shareholders to accept the Offer and to vote in favour of the necessary resolutions."

THIS SUMMARY SHOULD BE READ IN CONJUNCTION WITH THE FULL TEXT OF THE FOLLOWING ANNOUNCEMENT.


* The Offer of (euro)2.15 per JSG Share is final and will not be raised exCEPT that, in the event that a competitive situation arises, or an alternative third party proposal is made, MDCP Acquisitions reserves the right to revise any term of the Offer.

ENQUIRIES:

MDP and MDCP Acquisitions              John Canning          +1 312 895 1000
                                       Sam Mencoff           (on 17 June 2002)

Jefferson Smurfit Group plc            Martin Rafferty       +353 1 661 6633
(senior non-executive independent                            (on 17 June 2002)
director)

Deutsche Bank                          Anthony Laubi         +44 20 7545 8000
(financial adviser and corporate       Charles Roast
broker to MDP and MDCP Acquisitions)

Merrill Lynch                          Jack Mann             +1 212 449 4729
(financial adviser to MDP)             Philip Yates          +44 20 7628 1000

UBS Warburg                            Oliver Pawle          +44 20 7568 2164
(joint financial adviser and           Peter Thompson        +44 20 7568 2845
corporate broker to JSG)

IBI Corporate Finance                  Peter Crowley         +353 1 661 6633
(joint financial adviser to JSG)       Tom Godfrey

                                                                    17 June 2002


    Not for release, publication or distribution, in whole or in part, in or into Australia, Canada or Japan


  RECOMMENDED PRE-CONDITIONAL CASH OFFER* TO BE MADE BY DEUTSCHE BANK ON BEHALF
     OF MDCP ACQUISITIONS, AN AFFILIATE OF MADISON DEARBORN PARTNERS, L.L.C.
                       FOR JEFFERSON SMURFIT GROUP PLC AND
       DISTRIBUTION OF JSG'S STAKE IN SMURFIT-STONE CONTAINER CORPORATION


1.    INTRODUCTION

The Independent Directors of JSG and the board of MDCP Acquisitions announce that they have agreed the terms of a recommended pre-conditional cash offer*, to be made by Deutsche Bank on behalf of MDCP Acquisitions, a company specially formed by investment funds affiliated with MDP, to acquire the entire issued and to be issued share capital of JSG, including those JSG Shares represented by JSG ADSs. In addition, JSG will procure the pro rata distribution directly to JSG Shareholders and JSG Optionholders of JSG's 29.3 per cent. shareholding in its US associate, SSCC, in exchange for the cancellation of a portion of JSG's share capital pursuant to a reduction of capital under Section 72 of the 1963 Act.

The Spin-Off is subject to the Offer becoming or being declared unconditional in all respects, the approval of JSG Shareholders at the EGM and the approval of the Court. The Offer is conditional, inter alia, on the Spin-Off.

The Offer will be to acquire each JSG Share for (euro)2.15 in cash. In addition, as a result of the distribution, each JSG Shareholder will own 1 SSCC Share for every 16 JSG Shares they currently hold. Based on the average closing middle market price of SSCC Shares of $16.68 over the last 20 trading days and an average exchange rate over that period of $0.9350 to (euro)1, JSG Shareholders would own approximately (euro)1.11 worth of SSCC Shares for each JSG Share currently held. Fractions of SSCC Shares will not be distributed but will be aggregated and sold in the market for the benefit of JSG Shareholders. In any jurisdiction in which the distribution of SSCC Shares is not legal, JSG Shareholders will similarly receive the proceeds from the sale of the SSCC Shares to which such JSG Shareholders would otherwise be entitled.

On the basis of the assumptions above, JSG Shareholders would receive cash and SSCC Shares with an approximate value of (euro)3.26 per JSG Share, valuing, on this basis, the entire issued and to be issued share capital of JSG at approximately (euro)3.7 billion.

The Offer represents a premium of approximately 38 per cent. to the Market Value of the JSG Shares (excluding SSCC) of (euro)1.56 per JSG Share on 1 MaY 2002, being the Business Day prior to the announcement that JSG had received an approach from a third party that may or may not lead to an offer for part or all of the Company.

The Offer will be financed by funds to be provided by investors in funds managed by MDP and by debt facilities that have been underwritten fully by Deutsche Bank and Merrill Lynch.

Certain terms used in this announcement are defined in Appendix IV to this announcement. This announcement is being made pursuant to Rule 2.5 of the Irish Takeover Rules.


* The Offer of (euro)2.15 per JSG Share is final and will not be raised, except that in the event that a competitive situation arises, or an alternative third party proposal is made, MDCP Acquisitions reserves the right to revise any term of the Offer.

2.    THE OFFER

Subject to the satisfaction or waiver of the Pre-Condition, the Offer, the full terms and conditions of which will be set out in the Offer Document (and the related acceptance documents) when issued, will be made for all of the issued and to be issued share capital of JSG not then already owned by MDCP Acquisitions on the following basis:

FOR EACH JSG SHARE:                     (EURO)2.15 IN CASH

Each JSG ADS represents 10 JSG Shares and consequently holders of ADSs will be entitled to receive cash consideration under the Offer of (euro)21.50 per JSG ADS.

The JSG Shares will be acquired by MDCP Acquisitions pursuant to the Offer fully paid or credited as fully paid and free from all liens, equities, charges, encumbrances, rights of pre-emption and other third party rights and interests of any nature whatsoever and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement (other than the Spin-Off). For the avoidance of doubt, JSG Shareholders will not be entitled to any interim dividend that may have been declared following the interim results for the six month period ending 30 June 2002.

The making of the Offer and the posting of the Offer Document are subject to the waiver or the satisfaction of the Pre-Condition. The full terms of the Pre-Condition are set out at Appendix I. The Pre-Condition relates to the receipt of irrevocable undertakings to accept the Offer by 5.00 p.m. (Dublin time) on 17 June 2002 from JSG Shareholders holding JSG Shares representing
10.65 per cent. of the issued share capital of JSG.


3.    SPIN-OFF OF SSCC SHARES

Pursuant to the Spin-Off, each JSG Shareholder will own 1 SSCC Share for every 16 JSG Shares they currently hold. Based on the average closing middle market price of SSCC Shares of $16.68 over the last 20 trading days and an average exchange rate of $0.9350 to (euro)1, JSG Shareholders would oWN approximately
(euro)1.11 worth of SSCC Shares for each JSG Share currently held.

The Spin-Off is to be effected pursuant to the Capital Reduction which, is subject to, inter alia:

-     the Offer becoming or being declared unconditional in all respects
-     approval of the Resolutions by JSG Shareholders at the EGM
-     approval of the Court

Holders of JSG ADSs will, as a result of the distribution, own 10 SSCC Shares for every 16 JSG ADSs they currently hold.


4.    RECOMMENDATION

The Independent Directors of JSG, having been so advised by UBS Warburg and IBI Corporate Finance, consider the MDP Proposal (being the Offer and the Spin-Off together) to be fair and reasonable from a financial point of view. In providing their advice, UBS Warburg and IBI Corporate Finance have taken account of the commercial assessments of the JSG Board.

The Independent Directors of JSG consider the MDP Proposal to be in the best interests of JSG Shareholders as a whole and intend unanimously to recommend all JSG Shareholders to accept the Offer and vote in favour of the Spin-Off and Management Resolution, as they intend to do in respect of their shareholdings totalling 27,221,572 JSG Shares representing approximately 2.45 per cent. of JSG's issued share capital.


5.    BACKGROUND TO AND REASONS FOR RECOMMENDING THE OFFER

The MDP approach/formation of the Independent Committee

On 2 May 2002, JSG announced that it had received a formal approach from a third party, which may or may not lead to an offer being made for part or all of JSG. On 10 May 2002, JSG confirmed that MDP had made the approach. As the approach was subject to, inter alia, the continued participation of JSG management, in accordance with best practice and to ensure compliance with the Irish Takeover Rules, only those members of the JSG Board who have no conflict or perceived conflict of interest in connection with the Offer considered the MDP Proposal.

Dr. Michael Smurfit, Gary McGann and Anthony Smurfit were excluded from the Independent Directors by virtue of their proposed participation in MDCP Acquisitions as set out in Section 9 of this announcement. Drs. Alan and Dermot Smurfit were excluded because of their close family affiliation with Dr. Michael and Anthony Smurfit. James O'Dwyer and Dr. Mary Redmond were excluded because they are respectively the Senior Partner in and a consultant to Arthur Cox, the Irish legal adviser to MDCP Acquisitions.

A Committee of the Independent Directors was formed comprising Martin Rafferty (the Company's senior non-executive Independent Director) as Chairman, Howard Kilroy (who was until 1995 President and Chief Operating Officer of the Company) and Ray MacSharry. The Independent Committee was authorised to do all things necessary to consider, and if appropriate, progress MDP's approach or any other approach should one arise. The Independent Committee appointed UBS Warburg and IBI Corporate Finance as independent financial advisers and William Fry and Wachtell, Lipton, Rosen and Katz as legal advisers.

The Independent Committee has considered the MDP Proposal with the other Independent Directors who have unanimously endorsed its conclusions.

The MDP Proposal

MDP has proposed the Spin-Off and that MDCP Acquisitions acquire JSG (excluding the shares in SSCC) for a price of (euro)2.15 per JSG Share. THE Independent Directors have had access to documents made available to the providers of finance to MDCP Acquisitions and have had the opportunity to review summary details of the contractual arrangements between MDCP Acquisitions and the Senior Management Team.

In considering the MDP Proposal the Independent Directors have taken into account the following factors:

o The Offer represents a premium of approximately 38 per cent. to the Market Value of the JSG Shares (excluding SSCC) of (euro)1.56 per JSG Share at the close of business on 1 May 2002, being the Business Day prior to the announcement of the approach from MDP and a premium of approximately 54 per cent. to the average Market Value of the JSG Shares (excluding SSCC) for the last six months.

o The multiples of EBITDA and EBIT implied by the Offer, excluding SSCC, are in line with transactions for comparable companies in the sector.

o In considering the value of the Offer, the Independent Directors have taken into account the possibility of MDP running the business with a view to cash generation in light of the increased indebtedness resulting from the acquisition. Specific areas considered included:

-     potential cost savings before related expenses that could total up to
      (euro)11 million per annum if JSG were not run in its current corporate forM;

- the possibility of selling certain additional non-operating assets. In particular, the Independent Directors have been informed that MDCP Acquisitions has obtained banking facilities of (euro)125 million, which it intends to secure against certain non-operating assets that may be sold.

   The Independent Directors have been informed that MDP has considered these factors in arriving at its Offer.

o No other offer has been forthcoming for the Company. Since the date of the announcement of MDP's approach, the Company has received only one other approach. This was from another unaffiliated financial party and is preliminary in nature. There can be no certainty as to the quantum or outcome of this approach.

o The Independent Directors have considered the immediate prospects for the business based on the current trading environment. While the first five months are in line with budget, current market conditions indicate that there is downside risk to expectations for JSG's 2002 financial performance. Factors contributing to this view, subsequent to JSG's 1Q 02 earnings statement, include a depreciation in the value of the US dollar with negative implications for European and Latin American demand growth. In addition, there has been a greater than anticipated increase in waste-based fibre costs which are not yet reflected in higher corrugated container selling prices.

o Under the Spin-Off, JSG Shareholders will have the full direct benefit of their holding in SSCC. The Independent Directors believe that the market has consistently failed to ascribe full market value to JSG's shareholding in SSCC. Following the Spin-Off, JSG Shareholders will be able to determine for themselves whether to hold or dispose of their SSCC Shares and when to crystallise value. A low-cost dealing facility in relation to SSCC Shares is expected to be made available to JSG Shareholders as referred to in Section 7 of this announcement.

Initiatives to enhance shareholder value

The Independent Directors have also considered past initiatives, and current alternatives, to enhance shareholder value.

(i) Operational improvements

Following a period of poor share price performance by the Company, JSG embarked on a series of initiatives in 2000 to reduce operating costs, simplify the corporate structure and to improve the profit potential of the existing asset base:

o It sold a number of businesses including a laminating operation in the UK, two recycling facilities and a commercial printing operation in the US and the Sequoia Voting Systems business.

o It also closed a printing facility in Ireland and closed mill operations in Germany. JSG has restructured mill operations and closed a corrugated operation in the UK.

o It enhanced integration through the acquisition of Norcor in the UK and Neopac in Denmark.

o It is in the process of acquiring the outstanding minority in the Company's Scandinavian associate Munksjo with a view to strengthening JSG's position in the Nordic regions.

o It identified potential cost efficiencies of approximately (euro)23 milliON per annum that could be realised over time relating to purchasing improvements and reduced working capital needs, although there was no certainty that the quantum of such efficiencies could be achieved or over what time period.

Despite these initiatives, JSG Shares have continued to be undervalued compared to the European and US peer group.

(ii) Strategic/corporate initiatives

The Board has also actively investigated strategic and corporate alternatives to improve shareholder value:

o In late Autumn 1999, JSG was contacted by an unaffiliated third party with respect to the possibility of a transaction in which the third party would merge with JSG following the spin-off of JSG's Shares in SSCC to JSG Shareholders. Limited contact was maintained through 2000 which eventually led to a series of discussions held over a number of weeks in May/June 2001 between JSG, the third party and their respective advisers. These discussions were terminated in mid-June 2001 by mutual agreement when the third party concluded that it could not effectively value the JSG Shares at more than
   (euro)1.90 plus the distribution of the SSCC Shares.

o During Spring 2001, representatives of JSG and SSCC held detailed discussions on the possible combination of both companies. A number of transaction structures were explored but the representatives were unable to find a formula which they believed would properly value their respective companies. Accordingly, discussions terminated in early May 2001.

(iii) Alternatives for value creation

The Independent Directors have also considered, in the context of the MDP Proposal, the potential for creating shareholder value through a range of alternative options including:

o The sale of the shareholding in SSCC, with the proceeds being used partly to repay debt and to return cash to shareholders. Analysis indicated that such an alternative was not superior to the MDP Proposal, taking into account the current debt level and market ratings of JSG and execution risk;

o A full distribution of JSG's shares in SSCC to JSG Shareholders on a pro rata basis. Given JSG's existing indebtedness, it was concluded that such a distribution would leave JSG financially constrained, reducing its strategic flexibility to participate in the anticipated market consolidation.

Taking into account the foregoing and other considerations, the Independent Directors concluded that, while the Board has actively engaged in an exercise to enhance shareholder value, this process has resulted in no alternative that is superior to the MDP Proposal.


6.    LOAN NOTE ALTERNATIVE

As an alternative to all or part of the cash consideration which would otherwise be receivable under the Offer, certain JSG Shareholders accepting the Offer will be entitled to elect to receive Loan Notes to be issued by MDCP Acquisitions on the following basis:

FOR EACH(EURO)1 OF CASH CONSIDERATION       1 LOAN NOTE OF(EURO)1
UNDER THE OFFER

The Loan Notes will be unsecured, will be guaranteed as to payment of principal and interest by Deutsche Bank and will be issued, credited as fully paid, in amounts and integral multiples of (euro)1 nominal value.

The Loan Notes will bear interest payable every six months in arrears, at a rate equivalent to six month EURIBOR less 0.5 per cent., as determined on the first Business Day of each payment period. Interest on the Loan Notes will be payable on 30 June and 31 December in each year (or, if not an Irish Business Day, on the first Irish Business Day thereafter). The first interest payment will fall due on 31 December 2002 in respect of the period from (and including) the date 14 days after the Offer becomes or is declared unconditional in all respects (or, if a Loan Note is issued after that date, the date of issue of the Loan
Note) to (and including) 31 December 2002.

If valid elections for the Loan Note Alternative have not been received in respect of at least (euro)5 million in nominal value at the time the Offer becomES or is declared unconditional in all respects, no Loan Notes will be issued (unless MDCP Acquisitions determines otherwise), in which event all JSG Shareholders accepting the Offer will receive cash in accordance with the terms of the Offer. If at any point in time through the life of the Loan Notes the amount outstanding to holders of Loan Notes is less than (euro)2 million, the issuer of the Loan Notes will be entitled to redeem compulsorily the outstanding Loan Notes.

Deutsche Bank have advised that, based on market conditions on 14 June 2002 (the Business Day prior to this announcement), in their opinion, if the Loan Notes had then been in issue, the value of the Loan Notes would not have been less than (euro)0.99 per (euro)1.00 nominal value.

The Loan Notes will be redeemable, in whole or in part, at the option of the holder on 31 December 2002 and thereafter on each interest payment date falling prior to 31 December 2007 (or if not an Irish Business Day, on the first Irish Business Day thereafter). Unless previously redeemed or purchased, the Loan Notes will be redeemed on 31 December 2007 (or, if not an Irish Business Day, on the first Irish Business Day thereafter).

The Loan Note Alternative is conditional on the Offer becoming or being declared unconditional in all respects. JSG Shareholders may elect for the Loan Note Alternative for so long as the Offer remains open for acceptance. The Loan Notes will not be listed on any stock exchange. The Loan Note Alternative will not be offered in Australia, Canada, Japan and the United States or in any other jurisdiction where it would be unlawful to do so.

A summary of the principal terms of the Loan Notes will be set out in the Offer Document.


7.    DEALING FACILITY FOR SSCC SHARES

It is expected that a low cost dealing facility will be provided for JSG Shareholders to sell any SSCC Shares issued to them in connection with the Spin-Off. Full details of the dealing facility, including the application form, will be set out in the Circular.


8.    INFORMATION ON MDP AND MDCP ACQUISITIONS

MDP is one of the largest and most experienced private equity investment firms in the United States. Through limited partnerships of which it is the general partner, it has approximately $8 billion of capital under management. The investors in MDP's investment partnerships include many of the United States' leading private and public pension funds, university endowments and banking institutions. MDP invests across a broad range of industries with its principal focus being on the basic industrial sectors, including the paper and packaging sector. MDP, with over one hundred companies in its investment portfolio, is considered to be the most active private equity investor in the United States in the paper and packaging industry having previously made investments in Packaging Corporation of America, Riverwood International Corp., Buckeye Cellulose Corp. and Bay State Paper Holdings.

MDCP Acquisitions is an unlimited public company newly incorporated in Ireland and set up specifically for the purpose of making the Offer. It is controlled by funds affiliated with MDP. MDCP Acquisitions has not traded since the date of its incorporation nor has it entered into any obligations other than in connection with the Offer and the financing of the Offer.

MDCP Acquisitions intends to continue the business of JSG in substantially its current form. There are no present intentions regarding any major changes to be introduced in the business such as the redeployment of the fixed assets of the JSG Group. MDCP Acquisitions has identified certain non-operating assets that it will consider selling if the Offer becomes or is declared unconditional in all respects. In addition, MDCP Acquisitions understands that JSG and SSCC are jointly exploring the feasibility of the exchange, or purchase and sale, between them of certain of their respective assets and operations in Europe and Canada. These explorations are understood to be at an early stage and there is no assurance that any such transaction will occur. It is the intention of MDCP Acquisitions to retain the Kildare Hotel and Country Club for the foreseeable future and up to and including the Ryder Cup in 2006.

MDCP Acquisitions will be funded by equity provided by investment funds affiliated with MDP and by debt facilities that have been fully underwritten by Deutsche Bank and Merrill Lynch.

Deutsche Bank is satisfied that the necessary financial resources are available to MDCP Acquisitions to enable it to implement the Offer in full.

9.    MANAGEMENT PARTICIPATION

Consistent with its operating philosophy, MDP requires that the JSG Senior Management Team comprising Dr. Michael Smurfit (Chairman and Chief Executive Officer), Gary McGann (Chief Operating Officer and Chief Executive Officer designate), Anthony Smurfit (Chief Executive, JSG Europe and Chief Operating Officer designate) and Ian Curley (Chief Financial Officer) remain in place to operate the business once the Offer becomes or is declared unconditional in all respects. In addition, the Senior Management Team will make a significant investment in MDCP Acquisitions plc (the ultimate parent company of MDCP Acquisitions).

The management participation arrangements between JSG management and MDCP Acquisitions fall into two categories: (i) investment in the equity of MDCP Acquisitions ("Purchased Equity") and (ii) an incentivisation package consisting of convertible securities in MDCP Acquisitions ("Incentive Equity").

Purchased Equity

The Senior Management Team of JSG will re-invest a significant proportion of the net cash proceeds they receive in respect of their JSG Shares, options and other equity-based incentive plans. The Purchased Equity will be acquired on the same economic terms as, and have the same rights as, the MDP equity.

Incentive Equity

MDP is proposing to make available to the Senior Management Team and certain other JSG managers up to an additional 10 per cent. of the fully diluted equity. The Incentive Equity is being structured as convertible securities, which are subject to vesting provisions based, inter alia, on performance criteria.

The opportunity to invest in the Purchased Equity and to participate in the Incentive Equity will be extended to include approximately 200 other JSG managers. The total value of the Purchased Equity is not expected to exceed
(euro)75 million representing approximately 10 per cent. of the fully dilutED equity. The Senior Management Team's existing shareholding in JSG is approximately 7 per cent. The Incentive Equity can be converted into ordinary shares at the same price per share as is paid for the Purchased Equity.

JSG Shareholders (excluding the Senior Management Team, MDCP Acquisitions and their respective concert parties) will be asked at the EGM to approve the proposed management participation at the EGM.


10.   INFORMATION ON JSG

JSG is one of Europe's largest producers of paperboard and commands a leading share of the European corrugated box market. Together with its associates, JSG is a leading world-wide producer of containerboard, corrugated board and a leading collector of wastepaper for recycling, using much of the material collected in the production of paper and paperboard at its own mills. SSCC is the largest producer of containerboard and corrugated containers in the United States.

JSG's consolidated sales for the year ended 31 December 2001 were (euro)4,512 million (2000: (euro)4,565 million), consolidated pre-exceptional earnings befoRE interest, tax, depreciation and amortisation were (euro)623 million (2000: (euro)591 million) and consolidated profit before tax and exceptional items was (euro)386 million (2000: (euro)485 million). Consolidated net assets as at 31 March 2002 were (euro)4,730 million.


11.   JSG SHARE OPTION SCHEMES

The Offer extends to all JSG Shares unconditionally allotted or issued pursuant to the exercise of options or rights under the JSG Share Option Schemes or otherwise prior to the date on which the Offer closes (or such earlier time(s) and/or date(s) as MDCP Acquisitions may, subject to the Irish Takeover Rules and any applicable US securities laws, decide), not being earlier than the date on which the Offer becomes or is declared unconditional as to acceptances or, if later, the first closing date of the Offer.

MDCP Acquisitions will make appropriate proposals to JSG Optionholders in due course. These proposals will take effect in conjunction with or after the Offer has become or has been declared unconditional in all respects.


12.   BOARD AND EMPLOYEES

MDCP Acquisitions has confirmed to the JSG Board that the existing employment rights, including pension rights, of the employees of the JSG Group will be fully safeguarded.

Upon the Offer becoming or being declared unconditional in all respects, the non-executive JSG Directors intend to resign from the JSG Board.


13.   EXPENSE REIMBURSEMENT

Under the Expense Reimbursement Agreement, JSG has agreed to pay MDCP an amount equal to all reasonable third party costs and out-of-pocket expenses incurred in connection with MDCP's due diligence on the JSG Group and/or in connection with the offer on the following basis:

(a) in the case of third party expenses in connection with due diligence, up to an amount equal to $2 million; and

(b) in the case of expenses in connection with the Offer, without duplication of amounts paid pursuant to (a) above, up to an amount equal to one per cent. of the value of the offer, excluding the value of the Spin-Off, if:

(i) the Independent Directors withdraw or adversely modify their recommendation of the Offer (other than by reason of a failure by MDCP Acquisitions to comply with its obligations under the Irish Takeover Rules) and thereafter the Offer lapses or is withdrawn; or

(ii) the Offer (having been announced under Rule 2.5 of the Irish Takeover Rules) is not made (with the consent of the Panel) or, having been made, lapses or is withdrawn, as a result of a competing offer being announced, made or pre-conditionally made after the Offer has been made or announced under Rule 2.5 of the Irish Takeover Rules but prior to the Offer lapsing or being withdrawn and if such competing offer subsequently becomes or is declared unconditional in all respects.

The aggregate amount of the obligations of JSG to reimburse expenses incurred by MDCP will in no event exceed an amount equal to one per cent. of the value of the offer, excluding the value of the Spin-Off. The agreement also placed limitations on JSG soliciting a competing offer. Nothing in the agreement restricts JSG from dealing in accordance with its obligations under the Irish Takeover Rules with any other offer or potential offer from a third party.


14.   COMPULSORY ACQUISITION, DE-LISTING AND RE-REGISTRATION

MDCP Acquisitions has undertaken to JSG to use (to the extent it is entitled to do so) the procedures set out in Section 204 of the 1963 Act to acquire compulsorily any remaining minority shareholdings following the Offer becoming or being declared unconditional in all respects. Subject to the Offer becoming or being declared unconditional in all respects and to MDCP Acquisitions becoming entitled to use the procedures referred to above, JSG will apply to the Irish Stock Exchange and the UK Listing Authority for the JSG Shares to be de-listed and to the New York Stock Exchange for the JSG ADSs to be de-listed and to those Stock Exchanges for trading in the JSG Shares and JSG ADSs to be cancelled. It is anticipated that such de-listing and cancellation will take effect no earlier than 20 Business Days after the Offer becomes or is declared unconditional in all respects. Thereafter, there will be no trading market for JSG Shares or JSG ADSs and MDCP Acquisitions has no intention of establishing such a market. Such de-listing and cancellation would significantly reduce the liquidity and marketability of the JSG Shares and JSG ADSs.


15.   OTHER INFORMATION

The Offer, when made, will be subject to the conditions set out in Appendix II to this announcement and to the further terms to be set out in the Offer Document and the related acceptance documents and such other terms as may be required to comply with the Irish Takeover Rules. The Offer Document, containing the full terms and conditions of the Offer and the related acceptance documents, will be despatched to JSG Shareholders and, for information only, to JSG Optionholders in due course.

This announcement does not constitute, or form any part of, any offer for, or solicitation of any offer, for securities. Any acceptance or other response to the Offer should be made only on the basis of the information contained in the Offer Document.

The availability of the Offer to persons outside Ireland, the United Kingdom or the United States may be affected by the laws of the relevant jurisdiction. Persons who are not resident in Ireland, the United Kingdom or the United States should inform themselves of any applicable requirements and should observe any applicable requirements.

In order to implement the Spin-Off, each JSG Share of (euro)0.30 each will BE sub-divided into ten JSG Shares of (euro)0.03 each immediately prior to tHE Spin-Off. Under the Capital Reduction, four of the ten JSG Shares of (euro)0.03 will be cancelled in consideration for the transfer to each JSG Shareholder of his pro rata entitlement to SSCC Shares under the Spin-Off. The Offer of
(euro)2.15 per JSG Share is on the basis of JSG Shares of (euro)0.30 each (tHAt is, prior to the sub-division of each JSG Share of (euro)0.30 each into ten JSG SharES of (euro)0.03 each and the cancellation of four out of every ten JSG Shares undER the Capital Reduction). On the basis that this sub-division is implemented in conjunction with the Spin-Off and the Offer becoming unconditional in all respects, JSG Shareholders will actually receive under the Offer approximately (euro)0.36 per JSG Share of (euro)0.03 under the Offer. This sub-division of JSG Shares will not take effect unless the Spin-Off is to be effected immediately thereafter.

MDCP Acquisitions and those deemed to be acting in concert with it under the Irish Takeover Rules currently hold 91,204,078 JSG Shares, representing approximately 8.21 per cent. of JSG's issued and to be issued share capital.

Save as disclosed above, neither MDCP Acquisitions nor any of the members of the board of directors of MDCP Acquisitions nor, as far as MDCP Acquisitions is aware, any party acting in concert with MDCP Acquisitions owns or controls any JSG Shares or holds any options to purchase JSG Shares or has entered into any derivatives referenced to JSG Shares which remains outstanding.


ENQUIRIES:

MDP and MDCP Acquisitions              John Canning         +1 312 895 1000
                                       Sam Mencoff          (on 17 June 2002)

Jefferson Smurfit Group plc            Martin Rafferty      + 353 1 661 6633
(senior non-executive independent                           (on 17 June 2002)
director)

Deutsche Bank                          Anthony Laubi        +44 20 7545 8000
(financial adviser and corporate       Charles Roast
broker to MDP and MDCP Acquisitions)

Merrill Lynch                          Jack Mann            +1 212 449 4729
(financial adviser to MDP)             Philip Yates         +44 20 7628 1000

UBS Warburg                            Oliver Pawle         +44 20 7568 2164
(joint financial adviser and           Peter Thompson       +44 20 7568 2845
corporate broker to JSG)

IBI Corporate Finance                  Peter Crowley        + 353 1 661 6633
(joint financial adviser to JSG)       Tom Godfrey


The directors of MDCP Acquisitions and the directors of MDCP Acquisitions plc (the ultimate parent company of MDCP Acquisitions) accept responsibility for the information contained in this announcement, other than the information for which the managing directors of MDP, the directors of JSG and the Independent Directors accept responsibility. To the best of the knowledge and belief of the directors of MDCP Acquisitions and the directors of MDCP Acquisitions plc (who have taken all reasonable care to ensure that such is the case) the information contained in this announcement for which they have taken responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Samuel Mencoff and Thomas Souleles, managing directors of MDP accept responsibility for the information contained in this announcement relating to the MDP entities. To the best of the knowledge and belief of Samuel Mencoff and Thomas Souleles, managing directors of MDP (who have taken all reasonable care to ensure that such is the case) the information contained in this announcement for which they have taken responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of JSG accept responsibility for the information contained in this announcement relating to JSG and themselves, other than the recommendation and related opinions of the Independent Directors contained herein. They do not take responsibility for the information contained in this announcement relating to JSG management or their participation in and/or arrangements with any MDP entities. The Independent Directors accept responsibility for the recommendation and the related opinions of the Independent Directors contained in this announcement. To the best of the knowledge and belief of the directors of JSG and the Independent Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this announcement for which they have respectively taken responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

This press announcement does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. The Offer will be made solely by the Offer Document and the related acceptance documents accompanying the Offer Document, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. MDCP Acquisitions will be filing a Tender Offer Statement containing the Offer Document and the related acceptance documents and JSG will be filing a Solicitation/Recommendation Statement with the SEC on the date the Offer Document is mailed to JSG Shareholders. SSCC will be filing a Registration Statement with respect to the Spin-Off by JSG. Free copies of those documents will be available from the date the Offer Document is mailed to JSG Shareholders on the SEC's website at www.sec.gov. The Offer Document and related acceptance documents accompanying the Offer Document and the Prospectus will be made available to all JSG Shareholders at no charge to them. JSG Shareholders are advised to read the Offer Document and the related acceptance documents and Prospectus when they are sent to them because they will contain important information. JSG Shareholders in the US are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they will contain important information.

It should be noted that by virtue of the conflicting provisions of the Irish Takeover Rules and the US federal securities laws, the Irish Takeover Panel has agreed to waive the requirements of Rule 10.6 of the Irish Takeover Rules. As a result, MDCP Acquisitions will not be required to declare the Offer unconditional as to acceptances until such time as all other conditions to the Offer have been satisfied, fulfilled or waived. The acceptance condition in paragraph (a) of Appendix II has been amended accordingly. As a result, except with the consent of the Panel, the Offer shall lapse unless all conditions to the Offer have been satisfied, fulfilled or waived by the sixtieth day following the issue of the Offer Document.

Unless otherwise determined by MDCP Acquisitions and permitted by applicable law and regulation, the Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any other means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, nor will it be made in or into Australia or Japan and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within Australia, Canada or Japan. Accordingly, unless otherwise determined by MDCP Acquisitions and permitted by applicable law and regulation, neither copies of this announcement nor any other documents related to the Offer are being, or may be, mailed or otherwise forwarded, distributed or sent in or into Australia, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute, and/or send them in, into or from such jurisdictions.

Deutsche Bank is regulated by the Financial Services Authority for the conduct of designated investment business in the UK and is a member of the London Stock Exchange. Deutsche Bank is acting for MDCP and MDCP Acquisitions and for no one else in connection with the Offer and will not be responsible to anyone other than MDCP and MDCP Acquisitions for providing the protections afforded to clients of Deutsche Bank or for providing advice in relation to the Offer and Spin-Off.

Merrill Lynch is regulated by the Financial Services Authority for the conduct of designated investment business in the UK and is a member of the London Stock Exchange. Merrill Lynch is acting for MDCP and MDCP Acquisitions and for no one else in connection with the Offer and will not be responsible to anyone other than MDCP and MDCP Acquisitions for providing the protections afforded to clients of Merrill Lynch or for providing advice in relation to the Offer and Spin-Off.

UBS Warburg is acting for JSG and for no one else in connection with the Offer and will not be responsible to anyone other than JSG for providing the protections afforded to clients of UBS Warburg or for providing advice in relation to the Offer and the Spin-Off.

IBI Corporate Finance, which is regulated by the Central Bank of Ireland, is acting for JSG and for no one else in connection with the Offer and will not be responsible to anyone other than JSG for providing the protections afforded to clients of IBI Corporate Finance, nor for providing advice in relation to the Offer and the Spin-Off.

The Panel wishes to draw the attention of member firms of the New York Stock Exchange to certain Irish dealing disclosure requirements during the offer period. The offer period (in accordance with the Irish Takeover Rules, which is published and administered by the Panel) commences at the latest at (and in certain circumstances may commence earlier than) the time when an announcement is made of a proposed or possible offer, with or without terms. JSG has equity securities traded on the Irish Stock Exchange, the London Stock Exchange and the New York Stock Exchange.

The above disclosure requirements are set out in more detail in Rule 8 of the Irish Takeover Rules. In particular, Rule 8 requires public disclosure of dealings during the offer period by persons who own or control, or who would as a result of any transaction own or control, one per cent. or more of any class of relevant securities of the offeree company. Relevant securities include JSG Shares, JSG ADSs and instruments convertible into JSG Shares or JSG ADSs. This requirement will apply until the first closing date or, if this is later, the date when the Offer becomes or is declared unconditional in all respects or lapses.

Disclosure should be made on an appropriate form by no later than 12.00 noon Dublin time on the Business Day following the date of the dealing transaction. These disclosures should be sent to the Company Announcements Office of the Irish Stock Exchange (fax number: +353 1 678 9289) and to the London Stock Exchange and to the New York Stock Exchange.

The Panel requests that member firms advise those of their clients who wish to deal in the relevant securities of JSG, whether in the United States of America, Ireland or in the UK, that they may be affected by these requirements. If there is any doubt as to their application the Panel should be consulted (telephone number: +353 1 678 9020, fax number: +353 1 678 9289).

This press announcement contains certain "forward-looking" statements. These statements are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in this announcement. The forward-looking statements contained in this announcement include statements about the feasibility and benefits of the acquisition of JSG by MDCP Acquisitions. Factors that would cause actual results to differ materially from those described in this announcement include: the general level of economic growth and activity, since the markets for paper-based packaging products in the developed world are generally mature; the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; costs related to the acquisition of JSG; the economic environment of the industries in which JSG operates (especially as the market for containerboard and other paperboard and paper products tends to be cyclical because of the capital intensity of facilities such as paper mills and the long lead-time between the planning and completion of a new mill); environmental regulation; failure to retain JSG management; the substantial amount of debt in MDCP Acquisitions that may have important consequences; and other risk factors detailed in JSG's filings with the SEC and in the material furnished to the SEC by MDCP Acquisitions. The safe harbour provisions of the United States of America's federal securities laws with respect to forward-looking statements are not applicable to tender offers.

                                   APPENDIX I

                       PRE-CONDITION RELATING TO THE OFFER


The making of the Offer is subject to the receipt by MDCP Acquisitions of irrevocable undertakings to accept the Offer in a form satisfactory to MDCP Acquisitions in respect of not less than 118,408,453 million JSG Shares, representing approximately 10.65 per cent. of the issued ordinary share capital of JSG (or such lesser number or percentage of JSG Shares as MDCP Acquisitions may decide in its absolute discretion) by 5.00 p.m. (Dublin time) on 17 June 2002.

                                   APPENDIX II

                              TERMS AND CONDITIONS


The Offer will be made by Deutsche Bank on behalf of MDCP Acquisitions and will comply with the Irish Takeover Rules, the respective rules and regulations of the Irish Stock Exchange, the London Stock Exchange and the UK Listing Authority and with relevant US federal securities laws and the rules and regulations made thereunder (except to the extent that an exemption is available or relief has been granted or MDCP Acquisitions shall determine that such laws, rules and regulations do not apply) and will be subject to the terms and conditions set out below and to be set out in the Offer Document (and the related acceptance documents). The Offer and any acceptances thereunder will be governed by Irish law and be subject to the non-exclusive jurisdiction of the courts of Ireland.

The Offer will be subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. (Dublin time), 10.00 a.m. (New York City time) on the initial closing date (or such later time(s) and/or date(s) as MDCP Acquisitions may, subject to the Irish Takeover Rules and any applicable US securities laws, decide) in respect of not less than 80 per cent. (or such lower percentage as MDCP Acquisitions may decide, save that MDCP Acquisitions may not lower the percentage without the prior written consent of JSG such consent not to be unreasonably, withheld or delayed) in nominal value of the JSG Shares Affected, provided that this condition shall not be satisfied unless MDCP Acquisitions shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) JSG Shares carrying in aggregate more than 50 per cent. of the voting rights then exercisable at a general meeting of JSG and provided further that, unless MDCP Acquisitions otherwise determines, this condition (a) shall be capable of being satisfied only at a time when all of the other conditions (b) to (w) inclusive have been either satisfied, fulfilled or, to the extent permitted, waived.

      For the purposes of this condition:

      (i) any JSG Shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon their being entered in the register of members of JSG; and

      (ii)  the expression "JSG Shares Affected" shall mean:

            (A) JSG Shares issued or allotted on or before the date the Offer is made, but excluding any JSG Shares cancelled after the date the Offer is made; and

            (B) JSG Shares issued or allotted after that date but before the time at which the Offer closes, or such earlier date as MDCP Acquisitions may, subject to the Irish Takeover Rules and any applicable US securities laws, decide (not being earlier than the date on which the Offer becomes unconditional as to acceptances or, if later, the initial closing date), but excluding any JSG Shares cancelled after the date the Offer is made, but excluding any JSG Shares which, on the date the Offer is made, are held in the beneficial ownership of MDCP Acquisitions within the meaning of Section 204 of the 1963 Act;

(b) the Minister for Enterprise, Trade and Employment of Ireland (or her successor as the relevant regulator) (the "Minister") having stated in writing, pursuant to Section 7(a) of the Mergers Act, that she does not intend to make an order under Section 9 of that Act in relation to the Offer or its implementation or, in the event of the Minister making an order under Section 9 prohibiting the Offer or its implementation except on conditions specified in the said order, such conditions being acceptable to MDCP Acquisitions (acting reasonably) or, in the event of no order being made and the Minister not stating in writing that she does not intend to make such an order, the relevant period within the meaning of
      Section 9 of the Act having elapsed;

(c) all filings have been made and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended of the United States and the regulations thereunder shall have terminated or expired, in each case in connection with the Offer;

(d) the Autorita Garante della concorrenza e del mercato of Italy (the "Autorita") having issued a decision not to open an investigation pursuant to Article 16(6) of Law 287/90 in relation to the Offer or, if the Autorita decides to open an investigation, a decision pursuant to Article 18(2) of Law 287/90 stating that following the investigation there is no reason to prohibit the Offer or its implementation or, a decision pursuant to Article 6(2) of Law 287/90 authorising the Offer and its implementation subject to conditions, such conditions being acceptable to MDCP Acquisitions (acting reasonably);

(e) the consent of the Federal Competition Commission of Mexico under the Federal Law of Economic Competition of Mexico in connection with the Offer or its implementation having been obtained/or any applicable waiting period having expired;

(f) the Superintendence of Industry and Commerce of Colombia (the "SIC") not having (i) prohibited the Offer or (ii) approved the Offer subject to conditions not acceptable to MDCP Acquisitions (acting reasonably);

(g) to the extent that articles L.430-1 to L.430-10 of the French "Code de commerce" are applicable, the French Minister for the Economy (or his successor as the relevant regulator) (the "Minister for the Economy") having stated in writing, pursuant to article L.430-5 I of the French "Code de commerce", that he does not intend to refer the case to the Competition council ("Conseil de la concurrence") in application of article L.430-5 III of the French "Code de commerce", or, in the event of no such statement having been made under said articles, the relevant period within the meaning of article L.430-5 IV of the French "Code de commerce" having elapsed; or, in the event of the Minister for the Economy referring the case to the "Counseil de la concurrence" in application of article L.430-5 III of the French "Code de commerce", the Minister for the Economy, pursuant to article L.430-7 IV of the French "Code de commerce", having made an order clearing the concentration, or, in the event of the Minister for the Economy making an order, together with the minister in charge of the relevant economic sector, under article L.430-7 III, of the French "Code de commerce", prohibiting the Offer or its implementation except on conditions specified in said order, such conditions being acceptable to MDCP Acquisitions (acting reasonably) or, in the event of no such statement has been made under said articles, the relevant period within the meaning of article L.430-7 V of the French "Code de commerce" having elapsed;

(h) the Bundeskartellamt of Germany ("Bundeskartellamt") having approved the implementation of the Offer, or a period of one month elapsing from the filing of notification of the Offer with the Bundeskartellamt with no investigative action having been taken by the Bundeskartellamt or, if the Bundeskartellamt investigates the implementation of the Offer (Hauptpruefungsverfahren), a period of four months from the notification of the Offer to the Bundeskartellamt having elapsed without the Bundeskartellamt having issued an order prohibiting the Offer or the implementation of the Offer;

(i) to the extent that a notification is necessary under Spanish competition law, (i) the Servicio de Defensa de la Competencia of Spain ("SDC") having issued a decision not to open a second phase investigation pursuant to
      Article 15(bis) of Law 16/1989 in relation to the Offer or a period of one month elapsing from the filing of notification of the Offer with the SDC with no action having been taken by the SDC; or, (ii) if the Ministry of Economy decides to open a deeper investigation (second phase), a decision pursuant to Article 17 of Law 16/1989 stating that following the investigation there is no reason to prohibit the Offer or its implementation or, a decision pursuant to Article 17 of Law 16/1989 authorising the Offer and its implementation subject to conditions, such conditions being acceptable to MDCP Acquisitions (acting reasonably) or, four months from the notification of the Offer to the SDC having elapsed without the Competition authorities having issued a decision;

(j) all necessary notifications and filings having been made, all necessary waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or having been terminated (as appropriate) and all statutory or regulatory obligations in any jurisdiction having been complied with (save to an extent which would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole), in each case, in connection with the Offer or the Spin-Off or their implementation and all authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals in any jurisdiction ("Authorisations") reasonably deemed necessary or appropriate by MDCP Acquisitions for or in respect of the Offer or Spin-Off having been obtained on terms and in a form reasonably satisfactory to MDCP Acquisitions from all appropriate Third Parties (as defined in paragraph (o) below) (except where the consequence of the absence of any such Authorisation would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole), all such Authorisations remaining in full force and effect, there being no notified intention to revoke or vary or not to renew the same at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with (except where the consequence of non-compliance would not be material (in value of terms or otherwise) in the context of the Wider JSG Group taken as a whole);

(k) the proposed distribution of the SSCC Shares owned by the JSG Group to JSG Shareholders having been implemented in accordance with the Transaction Agreement dated 17 June 2002 between MDCP Acquisitions and JSG;

(l) no Third Party (as defined in paragraph (o) below) having taken any action, proceeding, suit, investigation, enquiry or reference or enacted any statute, regulation or order or having done anything which makes the Spin-Off void, illegal or unenforceable or otherwise directly or indirectly revokes the Spin-Off or imposes additional or different conditions or obligations with respect thereto (except for conditions or obligations that would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole);

(m) the resolution of JSG Shareholders to approve under Rule 16 of the Irish Takeover Rules the terms on which certain members of JSG's senior management will invest in MDCP Acquisitions plc (the ultimate parent company of MDCP Acquisitions) and/or the terms of their continued employment having been approved by JSG Shareholders;

(n) the Transaction Agreement not having been terminated in accordance with its terms (except where the Transaction Agreement is terminated by JSG pursuant to clause 8.2(f) of the Transaction Agreement);

(o) no central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, including any national or supranational anti-trust or merger control authorities, court or tribunal in any jurisdiction (each a "Third Party") having decided to recommend, take, institute or implement any action, proceeding, suit, investigation, enquiry or reference or having made, proposed or enacted any statute, regulation or order or having done or decided to do anything which would or would reasonably be expected to:

      (i) make the Offer or its implementation, or the acquisition or the proposed acquisition by MDCP Acquisitions of any shares in, or control of, JSG, or any of the assets of JSG void, illegal or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, revoke, prohibit, materially restrict or materially delay the same or impose additional or different conditions or obligations with respect thereto (except for conditions or obligations that would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole), or otherwise challenge or interfere therewith (except where the result of such challenge or interference would not have, or would not reasonably be expected to have, a material adverse effect on the Wider JSG Group taken as a whole);

      (ii) result in a material delay in the ability of MDCP Acquisitions, or render MDCP Acquisitions unable, to acquire some or all of the JSG Shares or require a divestiture by MDCP Acquisitions of any shares in JSG;

      (iii) require the divestiture by MDCP Acquisitions or by any member of the Wider JSG Group of all or any material piece or portion of the business, assets, shares or property of the Wider JSG Group taken as a whole or impose any material limitation on the ability of the Wider JSG Group (taken as a whole) to conduct its business or own its assets or properties;

      (iv) except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider JSG Group (taken as a whole), impose any limitation on or result in a material delay in the ability of MDCP Acquisitions to acquire, or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares (or the equivalent) in, or to exercise voting or management control over, JSG or any subsidiary or subsidiary undertaking of JSG or (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole) on the ability of any member of the Wider JSG Group to hold or exercise effectively, directly or indirectly, rights of ownership of shares (or the equivalent) in, or to exercise rights of voting or management control over, any member of the Wider JSG Group;

      (v) require MDCP Acquisitions or any member of the Wider JSG Group to acquire or offer to acquire any shares or other securities (or the equivalent) in, or any interest in any asset owned by, any member of the Wider JSG Group owned by any third party (if such requirement relates to an amount which would be material in the context of the Wider JSG Group taken as a whole);

      (vi) impose any limitation on the ability of any member of the JSG Group to integrate or co-ordinate its business, or any part of it, with the businesses of any member of the JSG Group (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the JSG Group taken as a whole);

      (vii) cause any member of the Wider JSG Group to cease to be entitled to any Authorisation (as defined in paragraph (j) above) used by it in the carrying on of its business (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole); or

      (viii)otherwise adversely affect the business, profits, assets, liabilities, financial or trading position of any member of the Wider JSG Group (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole).

(p) all applicable waiting periods and any other time periods during which any Third Party could, in respect of the Offer or the acquisition or proposed acquisition of any shares or other securities (or the equivalent) in, or control of JSG or any member of the JSG Group by MDCP Acquisitions, institute or implement any action, proceedings, suit, investigation, enquiry or reference under the laws of any jurisdiction which would be reasonably expected to adversely affect (to an extent which would be material (in value terms or otherwise) in the context of the JSG Group taken as a whole) any member of the JSG Group, having expired, lapsed or been terminated;

(q) except as Disclosed, there being no provision of any arrangement, agreement, licence, permit, franchise, facility, lease or other instrument to which any member of the Wider JSG Group is a party or by or to which any such member or any of its respective assets may be bound, entitled or be subject and which, in consequence of the Offer or the acquisition or proposed acquisition by MDCP Acquisitions of any shares or other securities (or the equivalent) in or control of, JSG or any member of the JSG Group or because of a change in the control of JSG would or would be reasonably expected to result in (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as whole):

      (i) any monies borrowed by, or any indebtedness or liability (actual or contingent) of, or any grant available to any member of the Wider JSG Group becoming, or becoming capable of being declared, repayable immediately or prior to their or its stated maturity or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

      (ii) the creation or enforcement of any mortgage, charge or other security interest wherever existing or having arisen over the whole or any part of the business, property or assets of any member of the Wider JSG Group or any such mortgage, charge or other security interest becoming enforceable;

      (iii) any such arrangement, agreement, licence, permit franchise, facility, lease or other instrument or the rights, liabilities, obligations or interests of any member of the Wider JSG Group thereunder being terminated or adversely modified or any adverse action being taken or any obligation or liability arising thereunder;

      (iv) any assets or interests of, or any asset the use of which is enjoyed by, any member of the Wider JSG Group being or falling to be disposed of or charged, or ceasing to be available to any member of the Wider JSG Group or any right arising under which any such asset or interest would be required to be disposed of or charged or would cease to be available to any member of the Wider JSG Group otherwise than in the ordinary course of business;

      (v) the value of, or financial or trading position of, any member of the Wider JSG Group being prejudiced or adversely affected; or

      (vi) the creation of any liability or liabilities (actual or contingent) by any member of the Wider JSG Group;

      unless, if any such provision exists, such provision having been waived, modified or amended on terms reasonably satisfactory to MDCP Acquisitions;

(r) save as Disclosed or as publicly announced (by the delivery of an announcement to the Irish Stock Exchange, the London Stock Exchange or the New York Stock Exchange or by any filing with the Securities and Exchange Commission which is available to the public) by JSG prior to 17 June 2002, no member of the JSG Group (except that for the purposes of sub-paragraph
      (i) below, the JSG Group shall mean JSG and its principal subsidiaries as listed in its annual report and accounts for the year ended 31 December
      2001) having, since 31 December 2001:

      (i) issued or agreed to issue additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible or exchangeable securities (except for (A) issues to JSG or wholly-owned subsidiaries of JSG or (B) issues pursuant to pre-existing contractual obligations under share option schemes (or other analogous schemes) of the JSG Group);

      (ii) (other than JSG) recommended, declared, paid or made any bonus, dividend or other distribution other than bonuses, dividends or other distributions lawfully paid or made to another member of the JSG Group or to another shareholder in a member of the JSG Group on a basis pro rata to its shareholding and either consistent with past practice or pursuant to an existing shareholders agreement in relation to the relevant company;

      (iii) save for transactions between two or more members of the JSG Group ("intra-JSG Group transactions"), implemented any merger, demerger, reconstruction, amalgamation, scheme or (except in the ordinary and usual course of trading) acquisition or disposal of (or of any interest in) assets or shares (or the equivalent thereof) in any undertaking or undertakings (except where any such merger, demerger, reconstruction, amalgamation, scheme, acquisition or disposal would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole);

      (iv) except in the ordinary and usual course of business, entered into or (prior to 17 June 2002) materially improved or (since 17 June 2002) improved or made any offer (which remains open for acceptance) to enter into or materially improve (in the case of offers made prior to 17 June 2002) or improve (in the case of offers made since 17 June 2002) the terms of any material contract with any director of JSG or any person occupying a senior executive position in the JSG Group;

      (v) (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole), issued any debentures or made any change in loan capital or (save in the ordinary course of business and save for intra-JSG Group transactions) incurred any indebtedness or contingent liability;

      (vi) (other than JSG) purchased, redeemed or repaid any of its own shares or other securities (or the equivalent) or reduced or made any other change to any part of its share capital other than in respect of shares or securities held by a member of the JSG Group and other than in respect of shares or securities of another shareholder in a member of the JSG Group pursuant to an existing shareholders agreement in relation to the relevant company or in an amount not to exceed in aggregate euro 15 million;

      (vii) (except in the ordinary and usual course of business and except for intra-JSG Group transactions), merged with any body corporate, partnership or business or (except in the ordinary and usual course of trading and except for intra-JSG Group transactions) acquired or disposed of, transferred, mortgaged or encumbered any material assets or any right, title or interest in any material asset (if such mergers, acquisitions, disposals, transfers, mortgages or encumbrances relate to an amount which would be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole);

      (viii)(except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole), entered into or varied any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude;

      (ix) (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole), entered into or varied any contract, transaction or arrangement otherwise than in the ordinary and usual course of business;

      (x) (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole), entered into or varied any contract, transaction, arrangement or commitment which would be restrictive on the business of any member of the JSG Group;

      (xi) waived or compromised any claim material to the Wider JSG Group taken as a whole;

      (xii) (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole), been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole or as a result of an intra-JSG Group transaction) ceased carrying on all or a substantial part of any business;

      (xiii)(except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole), (A) save for voluntary solvent liquidations, taken any corporate action or had any legal proceedings instituted against it in respect of its winding-up, dissolution, examination or reorganisation or for the appointment of a receiver, examiner, administrator, administrative receiver, trustee or similar officer of all or any part of its assets or revenues or (B) any analogous proceedings in any jurisdiction or (C) appointed any analogous person in any jurisdiction; or

      (xiv) entered into any agreement or commitment to effect any of the transactions, matters or events set out in this condition (without prejudice to the exceptions to each paragraph with regard to materiality and other matters).

(s) save as Disclosed or as publicly announced (by delivery of an announcement to the Irish Stock Exchange, the London Stock Exchange or the New York Stock Exchange or by any filing with the Securities and Exchange Commission which is available to the public) prior to 17 June 2002 by JSG since 31 December 2001:

      (i) there not having arisen any adverse change or deterioration in the business, assets, financial or trading position or profits of JSG or any member of the Wider JSG Group (save to an extent which would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole);

      (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider JSG Group is or would reasonably be expected to become a party (whether as plaintiff or defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider JSG Group having been announced or instituted or remaining outstanding by, against or in respect of any member of the Wider JSG Group (save where the consequences of such litigation, arbitration proceedings, prosecution or other legal proceedings or investigation are not or would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole); and

      (iii) no contingent or other liability existing or having arisen which would reasonably be expected to materially adversely affect the Wider JSG Group (taken as a whole);

(t) MDCP Acquisitions not having discovered that any financial, business or other information concerning the Wider JSG Group which is material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole (other than forward looking information) which has been Disclosed or made publicly available on or after 1 January 2002 by or on behalf of any member of the Wider JSG Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading;

(u) save as Disclosed or as publicly announced (by delivery of an announcement of the Irish Stock Exchange, the London Stock Exchange or the New York Stock Exchange or by any filing with the Securities and Exchange Commission which is available to the public) prior to 17 June 2002 by JSG, MDCP not having discovered:

      (i) (except where the consequences thereof would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole), in relation to any release, emission, discharge, disposal or other fact or circumstance which has caused or would reasonably be expected to impair the environment or harm human health, that any past or present member of the Wider JSG Group has acted in violation of any laws, statutes, regulations, notices or other legal or regulatory requirements of any Third Party;

      (ii) (except where such liability is not or would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as a whole), that there is, or would reasonably be expected to be, any liability, whether actual or contingent, to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider JSG Group or any other property or any controlled waters under any environmental legislation, regulation, notice, circular, order or other lawful requirement of any relevant authority (whether by formal notice or order or not) or Third Party or otherwise;

      (iii) (except where such liability is not or would not be material (in value terms or otherwise) in the context of the Wider JSG Group taken as whole), that circumstances exist which would reasonably be expected to result in any actual or contingent liability to any member of the Wider JSG Group under any applicable legislation referred to in sub-paragraph (i) above to improve or modify existing or install new plant, machinery or equipment or to carry out any changes in the processes currently carried out;

(v) that JSG's Net Debt, as certified by JSG as at the date of the most recently available management accounts prior to the date on which the Offer is declared unconditional in all respects is not in excess of the Specified Amount;

(w) since 31 December 2001 and except pursuant to the Spin-Off (including the sub-division of JSG Shares contemplated thereby) and except for the final dividend in respect of the year ended 31 December 2001 of euro 4.662 cents per share paid on 3 May 2002, JSG not having (i) recommended, declared, paid or made any bonus, dividend or other distribution in respect of its share capital or (ii) purchased, redeemed or repaid any of its own shares or securities (or the equivalent) or reduced or made any other change to any part of its share capital;

(x)   For the purposes of the conditions set out above:

      (i) "Disclosed" means fairly disclosed in writing by or on behalf of JSG to MDCP Acquisitions or Madison Dearborn Capital Partners IV, L.P. or their respective employers, officers or advisers at any time up to 17 June 2002;

      (ii) "initial closing date" means 3.00 p.m. (Dublin time), 10.00 a.m. (New York City time) on the date fixed by MDCP Acquisitions as the first closing date of the Offer, unless and until MDCP Acquisitions in its discretion shall have extended the initial offer period, in which case the term "initial closing date" shall mean the latest time and date at which the initial offer period, as so extended by MDCP, will expire or, if earlier, the date on which the Offer becomes or is declared wholly unconditional;

      (iii) "initial offer period" means the period from the date of the Offer Document to and including the initial closing date;

      (iv) "parent undertaking", "subsidiary undertaking", "associated undertaking" and "undertaking" have the meanings given by the European Communities (Companies: Group Accounts) Regulations, 1992;

      (v)   "JSG" means Jefferson Smurfit Group plc;

      (vi) "JSG Group" means JSG and its subsidiaries and subsidiary undertakings;

      (vii) "Wider JSG Group" means JSG and its subsidiaries and subsidiary undertakings, and associated undertakings directly held by JSG or its subsidiaries or subsidiary undertakings, but excluding SSCC;

      (viii)"JSG's Net Debt" means, without duplication, total borrowings (excluding capitalised lease obligations) (calculated in a manner consistent with Note 21 of JSG's annual report and accounts for the year ended 31 December 2001 ("JSG's 2001 Accounts")), plus capitalised lease obligations (calculated in a manner consistent with Note 27 of JSG's 2001 Accounts) minus cash at bank and in hand (calculated in a manner consistent with Note 17 of JSG's 2001 Accounts). For the purposes of determining the amounts comprised in this calculation, JSG shall translate all borrowings and cash and cash equivalents denominated in US Dollars ("US$"), Pounds Sterling ("GB(pound)"), Swedish Kroner ("SEK") and Canadian Dollars ("CA$") at the following respective exchange rates:

            (euro)/US$:        0.9387

            (euro)/GB(pound):  0.6405

            (euro)/SEK:        9.1000

            (euro)/CA$:        1.4382; and

      (ix) "Specified Amount" means (euro)1,558 million, plus any increase or minus any decrease, as applicable, in working capital (calculated in a manner consistent with Note 32 of JSG's 2001 Accounts) for the period from 31 May 2002 to the date of calculation, provided that any increase in working capital in excess of (euro)200 million shaLL be disregarded and further provided that the re-classification of the deferred purchase price of Nettingsdorfer Papierfabrik AG & Co., KG shall be disregarded.

Subject to the requirements of the Panel, MDCP Acquisitions reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the above conditions apart from conditions (a) to (c).

The Offer will lapse unless all of the conditions set out above have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by MDCP Acquisitions to be or to remain satisfied on the day which is 21 days after the later of the initial closing date, the date on which condition
(a) is fulfilled or such later date as MDCP Acquisitions may, with the consent of the Panel (to the extent required) and subject to any applicable US securities laws, decide. MDCP Acquisitions shall not be obliged to waive (if capable of waiver) or treat as satisfied any condition by a date earlier than the latest day for the fulfillment of all conditions referred to in the previous sentence, notwithstanding that any other condition of the Offer may at such earlier date have been waived or fulfilled or that there are at such earlier dates no circumstances indicating that the relevant condition may not be capable of fulfillment.

                                  APPENDIX III

                        SOURCES AND BASES OF INFORMATION


(a) Unless otherwise stated, the information on JSG for the years ended 31 December 2000 and 2001 has been extracted from the 2001 JSG Annual Report and Accounts; the information on JSG for the three month period ended 31 March 2002 has been extracted from the preliminary results for the same period.

(b) The value of the issued and to be issued ordinary share capital of JSG under the Offer is based upon 1,086,501,433 JSG Shares (excluding 25,000,000 JSG Shares held by a subsidiary of JSG which would be used to satisfy obligations under JSG Share Option Schemes or cancelled), including JSG ADSs, in issue on 14 June 2002 and 57,738,873 JSG Share Options that are expected to be exercised pursuant to the Offer.

(c) The value of a SSCC Share represents the average closing mid-market price on the Nasdaq Stock Market (as quoted on Bloomberg) for a SSCC Share over the last 20 trading days (being from 17 May 2002 to 14 June 2002). The value of a SSCC Share in Euro has been calculated using an average
      (euro)/US$ exchange rate of (euro)1:$0.9350 (over the period from 17 May 2002 to 14 June 2002).

(d) The Market Value of the JSG Share on 1 May 2002 has been calculated using the JSG closing mid-market price of (euro)2.67 on 1 May 2002, tHE closing mid-market price of SSCC of $16.15, a US$/(euro) exchange rate OF 0.9064 as at that date and the same fully diluted number of JSG Shares as calculated under (b) above (implying a SSCC value of (euro)1.11 per JSG Share).

(e) Except as otherwise disclosed, share prices have been derived from Bloomberg.

                                   APPENDIX IV

                                   DEFINITIONS

The following definitions apply throughout this announcement, unless the context requires otherwise:

"1963 ACT"                          the Irish Companies Act, 1963

"AUSTRALIA"                         the Commonwealth of Australia, its
                                    states, territories and possessions

"BUSINESS DAY"                      any day (other than a Saturday or Sunday)
                                    on which lending banks in Dublin and
                                    London are open for business

"CANADA"                            Canada, its provinces and territories

"CAPITAL REDUCTION"                 the  reduction  of capital of JSG pursuant
                                    to Section 72 of the 1963 Act

"CIRCULAR"                          the circular to be sent to JSG
                                    Shareholders convening the EGM for the
                                    purposes of considering the Resolutions

"COURT"                             the High Court of Ireland

"DEUTSCHE BANK"                     Deutsche Bank AG London

"EURIBOR"                           Euro InterBank Offered Rate

"EXPENSE REIMBURSEMENT AGREEMENT"   the expense reimbursement agreement between
                                    MDCP and JSG dated 7 May 2002 as amended by a supplemental agreement dated 17 June 2002

"EXTRAORDINARY GENERAL MEETING"     the extraordinary general meeting of JSG
OR "EGM"                            Shareholders to be convened for the
                                    purposes of considering the Resolutions

"IBI CORPORATE FINANCE"             IBI Corporate Finance Limited, a member
                                    of the Bank of Ireland Group

"INDEPENDENT COMMITTEE"             the committee of the Independent Directors

"INDEPENDENT DIRECTORS"             the Directors of JSG with the exception
                                    of Dr. Michael Smurfit, Gary McGann,
                                    Anthony  Smurfit, Dr. Alan Smurfit, Dr.
                                    Dermot Smurfit, James O' Dwyer and
                                    Dr. Mary Redmond

"IRELAND"                           Ireland, excluding Northern Ireland and
                                    the word 'Irish' shall be construed
                                    accordingly

"IRISH BUSINESS DAY"                a day other than a Saturday or Sunday on
                                    which clearing banks are open for
                                    business in Dublin, Ireland

"IRISH STOCK EXCHANGE"              The Irish Stock Exchange Limited

"IRISH TAKEOVER RULES"              the Irish Takeover Panel Act, 1997,
                                    Takeover Rules, 2001 and the Irish Takeover
                                    Panel Act, 1997, Substantial Acquisition
                                    Rules, 2001

"JSG" OR "COMPANY"                  Jefferson Smurfit Group plc

"JSG ADS"                           American Depository Shares in JSG each
                                    representing 10 JSG Shares

"JSG BOARD"                         the board of directors of JSG

"JSG GROUP"                         JSG and its subsidiaries and subsidiary
                                    undertakings

"JSG OPTIONHOLDERS"                 participants in the JSG Share Option
                                    Schemes

"JSG SHAREHOLDERS"                  the holders of JSG Shares

"JSG SHARE OPTION SCHEMES"          the share option schemes and other analogous
                                    or similar schemes pursuant to which certain members and former members of JSG management hold options over or rights in respect of JSG Shares

"JSG SHARES"                        the existing allotted or issued and fully
                                    paid ordinary shares of 30c each in the
                                    capital of JSG and any further such shares which may be issued or allotted prior to the date on which the Offer closes (or such earlier time(s) and/or date(s) as MDCP may, subject to the Irish Takeover Rules and any applicable US securities laws, decide), not being earlier than the date on which the Offer becomes or is declared unconditional or, if later, the first closing date of the Offer

"LISTING RULES"                     the Listing Rules of the Irish Stock
                                    Exchange and/or as appropriate the UK
                                    Listing Authority for listing of securities

"LOAN NOTES"                        loan notes of nominal value of(euro)1 which,
                                    under the Loan Note Alternative, certain JSG
                                    Shareholders validly accepting the Offer may elect to receive instead of all or part of the cash consideration to which they would otherwise be entitled under the Offer

"LOAN NOTE ALTERNATIVE"             the alternative to be made available under
                                    the Offer whereby certain JSG Shareholders validly accepting the Offer may elect to receive Loan Notes instead of all or part of the cash consideration to which they would otherwise be entitled under the Offer

"LONDON STOCK EXCHANGE"             London Stock Exchange plc

"MANAGEMENT RESOLUTION"             the ordinary resolution of JSG's
                                    Shareholders to approve JSG's management's participation in MDCP Acquisitions plc

"MARKET VALUE OF THE JSG SHARES     the underlying value of a JSG Share
(EXCLUDING SSCC)"                   derived by taking the past dealt price of
                                    a JSG Share and deducting the middle market closing price of a SSCC Share (converted to euro at the prevailing rate)

"MDCP"                              Madison Dearborn Capital Partners IV,
                                    L.P.

"MDCP ACQUISITIONS" OR              MDCP Acquisitions I, an unlimited public
"OFFEROR"                           company incorporated under the 1963 Act,
                                    and a 100 per cent. subsidiary of MDCP
                                    Acquisitions plc

"MDCP ACQUISITIONS PLC"             MDCP Acquisitions plc, a public limited
                                    company, incorporated under the 1963 Act, and ultimate parent company of MDCP
                                    Acquisitions

"MDP"                               Madison Dearborn Partners, L.L.C.

"MDP ENTITIES"                      MDP, MDCP, MDCP Acquisitions and MDCP
                                    Acquisitions plc

"MDP PROPOSAL"                      the Offer and the Spin-Off

"MERGERS ACT"                       Mergers, Take-overs and Monopolies
                                    (Control) Act, 1978, as amended, of
                                    Ireland

"MERRILL LYNCH"                     Merrill Lynch International, or any of
                                    its affiliates

"NEW YORK STOCK EXCHANGE"           New York Stock Exchange Inc.

"OFFER" OR "JSG OFFER"              the recommended cash offer to be made by
                                    Deutsche Bank on behalf of MDCP Acquisitions to acquire the JSG Shares on the terms and subject to the conditions to be contained in the Offer Document and the acceptance documents and, where the context so requires, any subsequent revision, variation, extension or renewal of such offer. The Offer of(euro)2.15 per JSG Share is final and will not be raised, except that in the event that a competitive situation arises, or an alternative third party proposal is made, MDCP
                                    Acquisitions reserves the right to revise any term of the Offer

"OFFER DOCUMENT"                    the document to be sent to JSG
                                    Shareholders which will contain the Offer

"OFFER PERIOD"                      the period commencing on 2 May 2002 (the
                                    date on which the JSG Board made an
                                    announcement of an approach which may or may not lead to an offer being made for all or part of the Company) and ending on the first closing date or the earlier of
                                    (i) the time and date on which the Offer becomes unconditional as to acceptances and (ii) the time and date on which the Offer lapses

"PANEL" the Irish Takeover Panel established under the Irish Takeover Panel Act, 1997

"PRE-CONDITION"                     the pre-condition to the making of the
                                    Offer as set out at Appendix I

"PROSPECTUS"                        the prospectus forming part of the
                                    Registration Statement

"REGISTRATION STATEMENT"            the registration statement of SSCC filed
                                    with the SEC under the US Securities Act relating to the distribution of the SSCC
                                    Shares by JSG in connection with the
                                    Spin-Off

"RESOLUTIONS"                       the special resolution of JSG Shareholders
                                    to effect the Spin-Off pursuant to the
                                    Capital Reduction and, if required, to
                                    approve the Spin-Off in accordance
                                    with the Listing Rules and the resolution of the JSG Shareholders to approve the proposed participation of the Senior
                                    Management Team in MDCP Acquisitions plc and/or the terms of their continued employment

"SEC"                               US Securities and Exchange Commission

"SENIOR MANAGEMENT TEAM"            the senior management team, being
                                    Dr. Michael Smurfit, Gary McGann,
                                    Anthony Smurfit and Ian Curley

"SOLICITATION/RECOMMENDATION        the Schedule 14D-9 to be filed by JSG
STATEMENT"                          with the SEC under  Section 14 of the
                                    Exchange Act and to be sent to JSG
                                    Shareholders in connection with the Offer

"SPIN-OFF"                          the pro rata distribution of SSCC Shares to
                                    JSG Shareholders and Optionholders in
                                    exchange for cancellation of a portion of JSG's share capital pursuant to the Capital
                                    Reduction

"STOCK EXCHANGES"                   the Irish Stock Exchange, the London
                                    Stock Exchange and the New York Stock
                                    Exchange

"SSCC"                              Smurfit-Stone Container Corporation

"SSCC SHARES"                       the shares held by JSG in SSCC

"TAKEOVER ACT"                      the Irish Takeover Panel Act, 1997

"TENDER OFFER STATEMENT"            the Schedule TO to be filed with the SEC
                                    under Section 14 of the US Exchange Act, including all exhibits thereto, with respect to the Offer

"TRANSACTION AGREEMENT"             a transaction agreement between MDCP
                                    Acquisitions and JSG setting out the manner in which the Offer and the Spin-Off is to be implemented

"UBS WARBURG"                       UBS Warburg Limited

"UK" OR "UNITED KINGDOM"            the United Kingdom of Great Britain and
                                    Northern Ireland

"UK LISTING AUTHORITY"              the Financial Services Authority acting in
                                    its capacity as the competent authority for the purposes of Part VI of the Financial
                                    Services and Markets Act 2000

"US EXCHANGE ACT"                   the US Securities Exchange Act of 1934,
                                    as amended

"US SECURITIES ACT"                 the US Securities Act of 1933, as amended

"US" OR "UNITED STATES" the United States of America, its territories and possessions, any state of the United States of America and the district of Columbia and any other area subject to its jurisdiction


All amounts contained within this announcement referred to by "(euro)" and "C" refer to the euro and cents. All amounts contained within this document referred to by the symbol "$" are in US dollars and cents.

Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof.

Unless otherwise stated all references to legislation refer to the laws of Ireland.

Words importing the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine or neutral gender.

                                                                 17 June 2002

    Not for release, publication or distribution, in whole or in part, in or into Australia, Canada or Japan

      RECOMMENDED CASH OFFER* TO BE MADE BY DEUTSCHE BANK ON BEHALF OF MDCP
         ACQUISITIONS, AN AFFILIATE OF MADISON DEARBORN PARTNERS, L.L.C.
                       FOR JEFFERSON SMURFIT GROUP PLC AND
       DISTRIBUTION OF JSG'S STAKE IN SMURFIT-STONE CONTAINER CORPORATION
                             PRE-CONDITION SATISFIED


1.    INTRODUCTION

      The directors of MDCP Acquisitions announce that the Pre-Condition to the Offer to be made by MDCP Acquisitions for JSG regarding the receipt of irrevocable undertakings to accept the Offer has been satisfied.

2.    SATISFACTION OF PRE-CONDITION

      MDCP Acquisitions has received irrevocable undertakings from the Independent Directors of JSG to accept the Offer and to vote in favour of the Spin-Off in respect of 27,221,572 JSG Shares (representing in aggregate approximately 2.45 per cent. of the issued share capital of
      JSG). These undertakings will cease to be binding if the Offer Document has not been posted on or before 15 July 2002 (or such later date as MDCP Acquisitions and JSG may agree). These undertakings will also cease to be binding if the Independent Directors of JSG withdraw or adversely modify their recommendation of the Offer.

      Irrevocable undertakings to accept the Offer have also been received from other JSG Shareholders in respect of, in aggregate, 91,186,881 JSG Shares, representing approximately 8.20 per cent. of the issued share capital of JSG. These undertakings will continue to be binding in the event of a competing offer for JSG. These undertakings will cease to be binding if the Offer Document has not been posted on or before 10 August 2002 (or such later date as MDCP Acquisitions and the Irish Takeover Panel may agree).

      MDCP Acquisitions has therefore received irrevocable undertakings to accept the Offer and to vote in favour of the Spin-Off in respect of, in aggregate, 118,408,453 JSG Shares, representing approximately 10.65 per cent. of the issued share capital of JSG.

3.    OTHER INFORMATION

      The Offer Document and Spin-Off Circular will be sent to JSG Shareholders as soon as practicable.

      The conditions and certain terms of the Offer are contained in the full text of the pre-conditional press announcement issued by MDCP Acquisitions on 17 June 2002. Terms defined in that press announcement have the same meaning in this announcement.

      This announcement together with the pre-conditional press announcement issued by MDCP Acquisitions on 17 June 2002 constitutes a firm intention to make the Offer for the purposes of Rule 2.5 of the Irish Takeover Rules.

* The Offer of (euro)2.15 per JSG Share is final and will not be raised except that, in the event that a competitive situation arises, or an alternative third party proposal is made, MDCP Acquisitions reserves the right to revise any term of the Offer.

ENQUIRIES:

Deutsche Bank                          Anthony Laubi        +44 20 7545 8000
(financial adviser and corporate       Charles Roast
broker to MDP and MDCP Acquisitions)

Merrill Lynch                          Jack Mann            +1 212 449 4729
(financial adviser to MDP)             Philip Yates         +44 20 7628 1000

UBS Warburg                            Oliver Pawle         +44 20 7568 2164
(joint financial adviser and           Peter Thompson       +44 20 7568 2845
corporate broker to JSG)

IBI Corporate Finance                  Peter Crowley        + 353 1 661 6633
(joint financial adviser to JSG)       Tom Godfrey


The directors of MDCP Acquisitions and the directors of MDCP Acquisitions plc (the ultimate parent company of MDCP Acquisitions) accept responsibility for the information contained in this announcement, other than the information for which the directors of JSG and the Independent Directors accept responsibility. To the best of the knowledge and belief of the directors of MDCP Acquisitions and the directors of MDCP Acquisitions plc (who have taken all reasonable care to ensure that such is the case) the information contained in this announcement for which they have taken responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of JSG accept responsibility for the information contained in this announcement relating to JSG and themselves, other than the recommendation and related opinions of the Independent Directors contained herein. The Independent Directors accept responsibility for the recommendation and the related opinions of the Independent Directors contained in this announcement. To the best of the knowledge and belief of the directors of JSG and the Independent Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this announcement for which they have respectively taken responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

This press announcement does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. The Offer will be made solely by the Offer Document and the related acceptance documents accompanying the Offer Document, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. MDCP Acquisitions will be filing a Tender Offer Statement containing the Offer Document and the related acceptance documents and JSG will be filing a Solicitation/Recommendation Statement with the SEC on the date the Offer Document is mailed to JSG Shareholders. SSCC will be filing a Registration Statement with respect to the Spin-Off by JSG. Free copies of those documents will be available from the date the Offer Document is mailed to JSG Shareholders on the SEC's website at www.sec.gov. The Offer Document and related acceptance documents accompanying the Offer Document and the Prospectus will be made available to all JSG Shareholders at no charge to them. JSG Shareholders are advised to read the Offer Document and the related acceptance documents and Prospectus when they are sent to them because they will contain important information. JSG Shareholders in the US are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they will contain important information.

It should be noted that by virtue of the conflicting provisions of the Irish Takeover Rules and the US federal securities laws, the Irish Takeover Panel has agreed to waive the requirements of Rule 10.6 of the Irish Takeover Rules. As a result, MDCP Acquisitions will not be required to declare the Offer unconditional as to acceptances until such time as all other conditions to the Offer have been satisfied, fulfilled or waived. The acceptance condition in paragraph (a) of Appendix II has been amended accordingly. As a result, except with the consent of the Panel, the Offer shall lapse unless all conditions to the Offer have been satisfied, fulfilled or waived by the sixtieth day following the issue of the Offer Document.

Unless otherwise determined by MDCP Acquisitions and permitted by applicable law and regulation, the Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any other means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, nor will it be made in or into Australia or Japan and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within Australia, Canada or Japan. Accordingly, unless otherwise determined by MDCP Acquisitions and permitted by applicable law and regulation, neither copies of this announcement nor any other documents related to the Offer are being, or may be, mailed or otherwise forwarded, distributed or sent in or into Australia, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute, and/or send them in, into or from such jurisdictions.

Deutsche Bank is regulated by the Financial Services Authority for the conduct of designated investment business in the UK and is a member of the London Stock Exchange. Deutsche Bank is acting for MDCP and MDCP Acquisitions and for no one else in connection with the Offer and will not be responsible to anyone other than MDCP and MDCP Acquisitions for providing the protections afforded to clients of Deutsche Bank or for providing advice in relation to the Offer and Spin-Off.

Merrill Lynch is regulated by the Financial Services Authority for the conduct of designated investment business in the UK and is a member of the London Stock Exchange. Merrill Lynch is acting for MDCP and MDCP Acquisitions and for no one else in connection with the Offer and will not be responsible to anyone other than MDCP and MDCP Acquisitions for providing the protections afforded to clients of Merrill Lynch or for providing advice in relation to the Offer and Spin-Off.

UBS Warburg is acting for JSG and for no one else in connection with the Offer and will not be responsible to anyone other than JSG for providing the protections afforded to clients of UBS Warburg or for providing advice in relation to the Offer and the Spin-Off.

IBI Corporate Finance, which is regulated by the Central Bank of Ireland, is acting for JSG and for no one else in connection with the Offer and will not be responsible to anyone other than JSG for providing the protections afforded to clients of IBI Corporate Finance, nor for providing advice in relation to the Offer and the Spin-Off.

The Panel wishes to draw the attention of member firms of the New York Stock Exchange to certain Irish dealing disclosure requirements during the offer period. The offer period (in accordance with the Irish Takeover Rules, which is published and administered by the Panel) commences at the latest at (and in certain circumstances may commence earlier than) the time when an announcement is made of a proposed or possible offer, with or without terms. JSG has equity securities traded on the Irish Stock Exchange, the London Stock Exchange and the New York Stock Exchange.

The above disclosure requirements are set out in more detail in Rule 8 of the Irish Takeover Rules. In particular, Rule 8 requires public disclosure of dealings during the offer period by persons who own or control, or who would as a result of any transaction own or control, one per cent. or more of any class of relevant securities of the offeree company. Relevant securities include JSG Shares, JSG ADSs and instruments convertible into JSG Shares or JSG ADSs. This requirement will apply until the first closing date or, if this is later, the date when the Offer becomes or is declared unconditional in all respects or lapses.

Disclosure should be made on an appropriate form by no later than 12.00 noon Dublin time on the Business Day following the date of the dealing transaction. These disclosures should be sent to the Company Announcements Office of the Irish Stock Exchange (fax number: +353 1 678 9289) and to the London Stock Exchange and to the New York Exchange.

The Panel requests that member firms advise those of their clients who wish to deal in the relevant securities of JSG, whether in the United States of America, Ireland or in the UK, that they may be affected by these requirements. If there is any doubt as to their application the Panel should be consulted (telephone number: +353 1 678 9020, fax number: +353 1 678 9289).

This press announcement contains certain "forward-looking" statements. These statements are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in this announcement. The forward-looking statements contained in this announcement include statements about the feasibility and benefits of the acquisition of JSG by MDCP Acquisitions. Factors that would cause actual results to differ materially from those described in this announcement include: the general level of economic growth and activity, since the markets for paper-based packaging products in the developed world are generally mature; the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; costs related to the acquisition of JSG; the economic environment of the industries in which JSG operates (especially as the market for containerboard and other paperboard and paper products tends to be cyclical because of the capital intensity of facilities such as paper mills and the long lead-time between the planning and completion of a new mill); environmental regulation; failure to retain JSG management; the substantial amount of debt in MDCP Acquisitions that may have important consequences; and other risk factors detailed in JSG's filings with the SEC and in the material furnished to the SEC by MDCP Acquisitions. The safe harbour provisions of the United States of America's federal securities laws with respect to forward-looking statements are not applicable to tender offers.